Exhibit 99.1
Post Holdings Appoints Jennifer Kuperman and Thomas Erb to Board of Directors
ST. LOUIS, May 5, 2021 - Post Holdings, Inc. (NYSE:POST), a consumer packaged goods holding company, today announced that Jennifer Kuperman and Thomas Erb have been appointed to its Board of Directors (the “Board”), effective May 4, 2021. With the addition of Ms. Kuperman and Mr. Erb, the Board now consists of eleven members.
Ms. Kuperman most recently served as Head of International Corporate Affairs at Alibaba Group, a multinational conglomerate holding company specializing in eCommerce, retail, internet and technology, from April 2016 until January 2021 and served as Vice President, International Corporate Affairs at Alibaba Group from August 2014 to April 2016. Prior to joining Alibaba Group, she was Senior Vice President of Corporate Brand and Reputation at Visa Inc., a global payments technology company, from April 2013 to August 2014 and Chief of Staff, Office of the Chairman and Chief Executive Officer at Visa Inc. from August 2010 to April 2013. Prior to that she had served as Head of Global Corporate Communications and Citizenship at Visa Inc. Ms. Kuperman serves on the board of directors of BellRing Brands, Inc., a holding company operating in the global convenient nutrition category and a publicly-traded subsidiary of Post. Ms. Kuperman also serves on the board of directors of CoachArt, a nonprofit organization that provides arts and recreational opportunities to youth with chronic and life-threatening illnesses. Ms. Kuperman earned her Master’s of Arts degree from Columbia University and her Bachelor of Arts degree from Middlebury College.
Mr. Erb currently serves as the Chairman Emeritus of Lewis Rice LLC, a leading regional law firm with more than 150 lawyers. Mr. Erb served as the Chairman of Lewis Rice LLC from May 2012 to August 2020, at which time he was appointed as the Chairman Emeritus. He has served as lead counsel to numerous corporations and their boards of directors, providing advice on corporate governance, transactional matters and regulatory issues. He has led major M&A transactions involving business combinations, joint ventures, stock redemptions, private placements, commercial financings and asset securitizations. Mr. Erb serves as an advisory director of CIC Group, Inc., a privately held holding company operating in the heavy industrial manufacturing and construction sector. Mr. Erb previously served on the board of directors of the United Way of Greater St. Louis from 2012 to 2020. Mr. Erb earned his Juris Doctor degree from Washington University in St. Louis and his Bachelor of Science degree from the University of Illinois.
About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company operating in the center-of-the-store, refrigerated, foodservice, food ingredient and convenient nutrition food categories. Its businesses include Post Consumer Brands, Weetabix, Michael Foods, Bob Evans Farms and BellRing Brands. Post Consumer Brands is a leader in the North American ready-to-eat cereal category and also markets Peter Pan® nut butters. Weetabix is home to the United Kingdom’s number one selling ready-to-eat cereal brand, Weetabix®. Michael Foods and Bob Evans Farms are leaders in refrigerated foods, delivering innovative, value-added egg and refrigerated potato side dish products to the foodservice and retail channels. Post’s publicly-traded subsidiary BellRing Brands, Inc. is a holding company operating in the global convenient nutrition category through its primary brands of Premier Protein® and Dymatize®. Post participates in the private brand food category through its investment with third parties in 8th Avenue Food & Provisions, Inc., a leading, private brand centric, consumer products holding company. For more information, visit www.postholdings.com.
Contact:
Investor Relations
Jennifer Meyer
jennifer.meyer@postholdings.com

(314) 644-7665
Media Relations
Lisa Hanly
lisa.hanly@postholdings.com
(314) 665-3180
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